[Exhibit 99 - Resignation Letter]


Dr. Daniel J. Pavlik
Chairman
Access Health Alternatives, inc.
4619 Parkbreeze Court
Orlando, FL 32808

October 15, 2001

Dear Dan,

The last few months have been very demanding. I have been involved in the acquisition and assimilation of another company and have been consumed with the fund raising for Demegen. As a result my time is very limited. Therefore, I regretfully notify you that effective immediately I resign from the Board of Directors of Access Health Alternatives, Inc.

It has been a pleasure getting to know you. I certainly empathize with the challenges you face. I wish you good health and good fortune in your business ventures.

With best regards


/s/ Richard D. Ekstrom
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